Exhibit 5.1

Pearl Cohen Zedek Latzer Baratz LLP

May 5, 2022

Actelis Networks, Inc.

47800 Westinghouse Drive

Fremont, CA 94539

Ladies and Gentlemen:

We have acted as special counsel to Actelis Networks Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-264321), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Company of shares of common stock, par value $0.00001 per share, at an aggregate initial offering price of up to $17,250,000 (the “Shares”) as well as warrants issuable to Boustead Securities, LLC (“Boustead”) and/or its designees, each warrant entitling the holder thereof to purchase one share of Common Stock (the “Representative’s Warrants”) and shares of common stock issuable upon exercise of representatives warrants of up to an aggregate of $1,509,375 for a total of $18,759,375 (the “Representative’s Warrant Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officers of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

With regard to our opinion concerning the Representative’s Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy,reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Representative’s Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Common Warrants and the Representative’s Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Pearl Cohen Zedek Latzer Baratz, LLP
Advocates, Patent Attorneys & Notaries

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Representative’s Warrants.

In rendering this opinion, we have assumed that prior to the issuance of the Representative’s Warrants (i) the Registration Statement, as then amended, will have become effective under the Securities Act, and (ii) the Board of Directors of the Company will have taken action to set the sale price of the Representative’s Warrants and the exercise price of the Representative’s Warrants.

With regard to our opinion regarding the Representative’s Warrants, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Representative’s Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Representative’s Warrants, of the Company cause the Representative’s Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion, (i) when the Shares have been issued and delivered against payment therefor in accordance with the terms of the applicable definitive underwriting agreement or the applicable definitive representative warrants, as the case may be, the Shares will be validly issued, fully paid and non-assessable; (ii) the Representative’s Warrants, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement, the underwriting agreement and the Representative’s Warrants, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and (iii) the Representative’s Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company and upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Representative’s Warrants, will be validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Act.

Yours sincerely,

/s/ Pearl Cohen Zedek Latzer Baratz LLP

Pearl Cohen Zedek Latzer Baratz LLP